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[NATIONAL TECHTEAM LETTERHEAD]

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE -- APRIL 1, 1999                International Provider of
                                                         Computer Services

National TechTeam, Inc.
835 Mason Street, Suite 200
Dearborn, Michigan  48124                                   NASDAQ/NM - "TEAM"


CONTACT:

NATIONAL TECHTEAM, INC.                   NATIONAL TECHTEAM, INC.
Harry A. Lewis                            Steven J. Corso
President and                             Vice President and
Chief Executive Officer                   Chief Information Officer
(248) 357-2866                            (248) 357-2866

              NATIONAL TECHTEAM ANNOUNCES COST CONTAINMENT PROGRAM

                PLAN TARGETS IMPROVING ON 1998 FINANCIAL RESULTS

DEARBORN, MICHIGAN, April 1, 1999...NATIONAL TECHTEAM INC., Nasdaq symbol ("TEAM"), today announced that it has launched a major cost containment program that is expected to significantly reduce overhead expenses. This program is the central part of a major initiative to streamline internal operations, and improve processes to increase the Company's profitability.

THE  COST CONTAINMENT PLAN INVOLVES THE FOLLOWING:

- The continued integration of TechTeam's wholly owned subsidiaries' operations into the Company. The integration of these operations will enable TechTeam to reduce its facilities costs and reduce the duplication of other overhead expenses.

- The migration of a large part of our help desk/call center operations to more cost-effective locations and increased utilization of help desk agents.

- The development of a Business/Financial Review Department to review business processes in each business unit and increase economic efficiencies. Reorganizations in Training, Technical Staffing, Purchasing and MIS are positive affects of the department's current efforts.

- Reallocation of nonrevenue-generating personnel to billable positions as a result of elimination of redundancies in operations and reengineering of operating processes.

- Implementation and modification of new ERP global accounting and management software system.

During 1998, TechTeam implemented a number of elements of this plan which resulted in a decrease in Sales, General and Administrative costs as a percentage of revenue from 17% at year end 1997 to 13.6% at year end 1998.



                                     -more-

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                       [NATIONAL TECHTEAM NEWS RELEASE]


The new global ERP accounting and management software that has recently been launched after two years of evaluation, development and testing is the cornerstone of the Company's cost reduction containment plan. This system, along with improved reporting processes, will be utilized to significantly reduce overhead costs while improving operational effectiveness.

The preliminary revenue and earnings for the fourth quarter and calendar year 1998 have been revised and finalized as reported in the Company's 10K for 1998 filed March 31, 1999. For the quarter ended December 31, 1998, revenues were $32,536,460, a 39.7% increase over the $23,297,707 reported for the fourth quarter of 1997. The revised net loss for the quarter is $4,147,183. For the calendar year 1998, National TechTeam had an after tax loss of $3,747,820, or $(0.24) per share, on revenues of $116,921,194. The new ERP management system and processes that have been put in place during 1998 are expected to allow the Company to better manage the strong growth that TechTeam has experienced over the past years and lead to improved financial results in 1999.

NATIONAL TECHTEAM, INC. is a leading provider of information technology outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through three global units: (i) CORPORATE SERVICES, which provides corporations with help desk support, technical staffing, systems integration, and computer training programs; (ii) OEM CALL CENTER SERVICES, which provides end user customers of its clients with inbound telephone support for their computer products; and (iii) TECHTEAM CAPITAL GROUP, which consists primarily of leasing computer-related hardware and integrated services to corporate customers. National TechTeam is traded under the symbol "TEAM".

The foregoing contains forward-looking statements. The matters expressed in such statements are subject to numerous uncertainties and risks including but not limited to general economic conditions in the markets in which TechTeam operates, fluctuation in demand for computer related services and products, and current expectations of TechTeam or its management. Should one or more of those uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described as forward-looking statements. TechTeam does not intend to update those forward-looking statements.


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